UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

National American University Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34751	83-0479936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16 Rapid City, SD	57701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (605) 721-5220

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

(d). Appointment of Dr. Ronald L. Shape to the Board.

On April 29, 2013, the Board of Directors (the “Board”) of National American University Holdings, Inc. (the “Company”) voted to increase the number of directors of the Board from seven to eight, and appointed Dr. Ronald L. Shape to fill the vacancy created by the increase in the number of board seats. Dr. Shape is the current Chief Executive Officer of the Company. Dr. Shape will serve as a Board member until the next annual meeting of the stockholders when his successor is elected and qualified. Dr. Shape was not appointed pursuant to any arrangement or understanding between Dr. Shape and any other person. Dr. Shape will not receive additional compensation for his service on the Board.

(e). Approval of Named Executive Officer Compensation Plan.

On April 29, 2013, the Board approved a Named Executive Officer Compensation Plan (the “Plan”), in connection with establishing the overall compensation levels for the executive management team of the Company, other than the Chief Executive Officer, for the upcoming 2014 fiscal year. The Plan is applicable to the Company’s executive officers, including Ms. Venessa Green, the Company’s Chief Financial Officer, and Ms. Michaelle Holland, the Company’s President of Campus Operations. The Plan will become effective on June 1, 2013. The Plan has a base salary component, a quarterly achievement award component and an annual achievement award component.

Base Salary

Under the Plan, Ms. Green’s annual base salary for fiscal 2014 will be $195,000 and Ms. Holland’s annual base salary for fiscal 2014 will be $275,000.

Quarterly Achievement Award

The Plan provides for a quarterly achievement award based on meeting the Company’s quarterly pre-tax profit margin goals and certain quarterly organizational objectives related to institutional effectiveness goals. For each fiscal quarter in which the Company achieves the pre-approved budgeted quarterly pre-tax profit margins (“profit target”), Ms. Green and Ms. Holland would receive an award equal to 10% of their annual base salaries or 5% for achieving more than 90% but less than 100% of the profit target. In addition, for each fiscal quarter in which the Company achieves a Grade of “A” for institutional effectiveness as determined and approved by the Board, Ms. Green and Ms. Holland would receive an award equal to 10% of their annual base salaries or 5% for achieving a Grade of “B” for institutional effectiveness. The maximum amount of quarterly achievement awards that Ms. Green and Ms. Holland may be entitled to receive in fiscal 2014 is 80% of their annual base salaries.

Annual Achievement Award

The annual achievement award component is determined based on the Company’s actual earnings before interest and taxes, or EBIT, for fiscal year 2014. To the extent that actual EBIT exceeds budgeted EBIT for fiscal 2014, as determined by the Board, 20% of the excess will be designated for an annual achievement award pool, of which Ms. Green and Ms. Holland would receive a proportionate share of the award pool. The maximum amount of the annual achievement award that each of Ms. Green and Ms. Holland may be entitled to receive in fiscal 2014 is 75% of their respective annual base salaries.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is filed as an exhibit to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Amendment of the Bylaws.

On April 29, 2013, the Board adopted the First Amendment to Amended and Restated Bylaws of National American University Holdings, Inc. (“First Amendment”) to add a subsection to Article 3 to authorize the election of a Vice Chairperson to preside at meetings in the absence of the Chairperson and amend Section 5.3(b) to clarify that the CEO will preside at meetings of the Board and Stockholders in the absence of both the Chairperson and Vice Chairperson. The First Amendment became effective immediately upon approval. The description of the First Amendment included herein is intended to be a summary only and is qualified in its entirety by the provisions of the First Amendment attached hereto as Exhibit 3.1

Item 8.01 Other Events.

On May 3, 2013, the Company issued a press release announcing that on April 29, 2013, the Company’s Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on June 28, 2013. The dividends will be payable on or about July 12, 2013. The Company operates on a May 31 fiscal year. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit Number	Description

3.1	First Amendment to Amended and Restated Bylaws of National American University Holdings, Inc.

10.1	Form of Senior Executive Officer Compensation Plan

99.1	Press Release, dated May 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By:	/s/ Ronald L. Shape
Ronald L. Shape, Ed. D.
Chief Executive Officer

Date: May 3, 2013

EXHIBIT INDEX

Exhibit Number	Description

3.1	First Amendment to Amended and Restated Bylaws of National American University Holdings, Inc.

10.1	Form of Senior Executive Officer Compensation Plan

99.1	Press Release, dated May 3, 2013